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                                  EXHIBIT 11.1

                        YIELDUP INTERNATIONAL CORPORATION
              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                    THREE MONTHS    THREE MONTHS      SIX MONTHS     SIX MONTHS
                                        ENDED           ENDED           ENDED           ENDED
                                    JUNE 30, 1996   JUNE 30, 1995   JUNE 30, 1996   JUNE 30, 1995
                                    -------------   -------------   -------------   -------------
Net Loss                             ($  842,875)    ($   76,139)    ($1,528,492)    ($  405,646)
                                     ===========     ===========     ===========     ===========
Common Stock                           3,406,057       1,534,366       3,405,679       1,534,366
Preferred Stock                               --         299,744              --         299,744
                                     -----------     -----------     -----------     -----------
                                       3,406,057       1,834,110       3,405,679       1,834,110
Number of common stock issued and
stock options granted in
accordance with SAB No. 83                    --         136,480              --         136,480
                                     -----------     -----------     -----------     -----------
             Total                     3,406,057       1,970,590       3,405,679       1,970,590
                                     ===========     ===========     ===========     ===========
Net loss per share                   ($     0.25)    ($     0.04)    ($     0.45)    ($     0.21)
                                     ===========     ===========     ===========     ===========
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